Exhibit 19.1
LKQ Corporation
Policy on Insider Trading
(adopted September 2003; amended March 3, 2013; May 4, 2015; August 6, 2018;
August 11, 2020; and November 6, 2023)

Purpose. The main purpose of the LKQ Corporation (“LKQ”) Policy on Insider Trading (the “Policy”) is to prevent unlawful trading in public securities by LKQ directors, officers, and employees. Unlawful insider trading occurs when a person uses material, non-public information obtained through employment or other involvement with a company to make decisions to purchase, sell or otherwise trade that company’s securities or to provide that information to others outside the company. The prohibitions against insider trading apply to trading and making recommendations to trade by virtually any person, including all persons associated with the company, if the information involved is “material” and “non-public.”

1.    No Trading On Material, Non-Public Information.
If you are aware of material, non-public information about any publicly-held company, including LKQ, any customer or vendor of LKQ or any other company with which LKQ has contractual or other relationships, may be negotiating transactions or otherwise may be providing material non-public information to LKQ, you may not (1) buy, sell or otherwise enter into a transaction involving securities of that company, (2) pass along the information to others (so called “tipping”), or (3) permit any member of your immediate family (for example, your spouse, parent, child, or sibling), any entity that you control or anyone acting on your behalf, or anyone to whom you have disclosed the information, to purchase, sell, or otherwise enter into a transaction involving those securities. There is no exception for transactions (a) that may be necessary or justifiable for independent reasons (such as your need to raise money for an emergency expenditure) or (b) where you did not actually use the inside information. You must avoid even the appearance of an improper transaction to preserve LKQ’s reputation for adhering to the highest standards of conduct. To allow for public dissemination and evaluation of the information after public disclosure through appropriate channels, you must allow a reasonable time to elapse (at least one full trading day) before trading in the security. Our Insider Trading Compliance Officers, which are LKQ’s General Counsel and Deputy General Counsel, are available to assist you in determining whether information or knowledge constitutes “material, non-public information.”
2.    Restrictions Relating to Purchase or Sale of LKQ Securities — Preapprovals and “Blackout Periods.”
Preapproval Policy. You may not trade in LKQ securities at any time, without prior clearance. Requests for preapproval to trade in LKQ securities must be received by an Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. An Insider Trading Compliance Officer will evaluate each proposed transaction to determine if it raises insider trading or other securities law concerns and will then respond to your request as soon as practicable. Clearance of a transaction is valid only for two business days. If the transaction order is not placed within that two business day period, you must re-request clearance. If an Insider Trading Compliance Officer denies your request for preapproval, you must keep confidential the fact of such denial. Any advice rendered by an Insider Trading Compliance Officer will relate solely to the legal restraints on a proposed transaction and will not constitute investment advice. Even if the Insider Trading Compliance Officer approves the transaction, you are never allowed to trade in LKQ stock (or other securities) while aware of material, non-public information. Transactions effected under an existing trading plan authorized by Section 4 of this Policy do not require advance approval. However, LKQ must preapprove any trading plan, or changes to a trading plan (including the suspension or termination of a trading plan other than upon its expiration pursuant to its terms), as described in Section 4(b) of this Policy.

Blackout Periods. There are certain routine periods during the year when it is expected that you will be more likely to be in possession of material, non-public information. These typically include the period from near the end of a fiscal quarter until the financial and other material results for that quarter are disclosed in a press release. You are not permitted to trade in LKQ’s stock (or other securities) during the period beginning 15 calendar days before the end of a fiscal quarter and ending after the lapse of one full trading day following the public release of quarterly or annual financial results of LKQ (e.g., if earnings are publicly announced at 8 a.m. (ET) on a Thursday, the blackout would end at 8 a.m. (ET) on the following Friday, assuming each weekday is a trading day).
Further, LKQ may, from time to time, determine to impose event-specific blackout periods, which may prohibit all or certain transactions by designated persons, including, potentially, transactions pursuant to an existing trading plan. The failure of LKQ to designate you as being subject to an event-specific blackout will not relieve you of your obligation not to trade while you are aware of material, non-public information.
During any blackout period, no clearances will be given and you will be prohibited from trading in LKQ’s securities even if you are not aware of material, non-public information, unless such trades occur pursuant to a trading plan authorized by Section 4 of this Policy and LKQ has not prohibited transactions pursuant to that trading plan. If you have questions about whether there is an active blackout period applicable to you, please contact an Insider Trading Compliance Officer.
Equity Incentive Transactions. You will be permitted to receive shares upon vesting of restricted stock units (“RSUs”) and to exercise LKQ stock options under LKQ’s equity incentive plans during blackout periods, but you will not be permitted to sell those shares during a blackout period (for example, a “cashless” exercise is prohibited since it constitutes a buy and a sell), unless such sales occur pursuant to an existing trading plan authorized by Section 4 of this Policy and LKQ has not prohibited transactions pursuant to that trading plan. Net settlements (i.e. the satisfaction of your tax withholding obligation and exercise price payment, if applicable, by LKQ retaining a sufficient number of shares upon exercise or vest) are also permitted during a blackout period to the extent net settlements are authorized by LKQ’s Compensation and Human Capital Committee of the Board of Directors.
3.    Other Trading Restrictions.
In addition to the trading restrictions described above, you may not engage in any of the following activities with respect to securities of LKQ:
a.    Trading in stock (or other securities) on a short-term basis by directors, executive officers, and 10% or greater stockholders of LKQ. Any stock purchased must be held for a minimum of six months before sale, unless the stock was originally received upon exercise of an option or vesting of an RSU or is subject to forced sale (e.g., as a consequence of a merger or acquisition);
b.    Short sales (selling stock you do not own at the time of the sale);
c.    Any hedging or similar transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;
d.    Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in LKQ securities, you are prohibited from holding LKQ securities in a margin account or otherwise pledging LKQ securities as collateral for a loan; or
e.    Participating in the decisions of an investment club that trades in LKQ securities (consult with our Insider Trading Compliance Officers if you want to participate in an investment club).
4.    Trading Plans.
    An SEC rule (Rule 10b5-1) has established an affirmative defense from insider trading liability under Rule 10b-5 in connection with certain preplanned trading programs. This defense generally is available to any person who can demonstrate that the transaction occurred pursuant to a binding contract, trading instruction, or written plan that came into existence while the person was not aware of material non-public information and that otherwise complies with Rule 10b5-1.

    As a result of the SEC rule, you will be permitted to purchase and sell LKQ securities during blackout periods, but only if you strictly adhere to this Policy and such transactions are pursuant to a trading plan that complies in all respects with Rule 10b5-1.

    You may time a single transaction to occur on a particular date outside of a window period to meet a specific objective. Alternatively, you may devise a trading plan for multiple transactions over a prescribed period of time that may involve fixed price limits, formula pricing, or delegation of discretion to another person.

    In order to trade in securities during a blackout period (routine or other), you must meet the following requirements:

a.    While not aware of material, non-public information, and at a time that is not within a blackout period, you must, in a manner that strictly complies with
Rule 10b5-1:

•Enter into a written, binding contract to purchase or sell the securities;

•Instruct another person in writing (such as a broker or bank) with whom you maintain only a professional, arms’ length relationship, to purchase or sell the securities for your account only at such times as the person is unaware of material, non-public information; or

•Adopt a written plan for trading the securities (the pre-existing contract, instruction, or plan generally will be referred to hereafter as a “trading plan”).

b.    LKQ must preapprove any trading plan, or changes to a trading plan (including the suspension or termination of a trading plan other than upon its expiration pursuant to its terms), involving potential sales (or purchases) of LKQ securities.

c.    The trading plan must:

•(i) Specify the amount, price, and date of the transaction; (ii) include a written formula or algorithm, or computer program, for determining amounts, prices, and dates of transactions; or (iii) not permit the instructing person (i.e., you) to exercise any subsequent influence over how, when, or whether to effect purchases or sales;

•With respect to directors and officers of LKQ, contain terms that cause the trading plan to comply in all respects with Rule 10b5-1, including with respect to any applicable “cooling-off” period after the establishment of the trading plan or an amendment to the trading plan; and

•With respect to all employees that are not directors or officers of LKQ, contain terms that cause the trading plan to comply in all respects with
Rule 10b5-1, including a 30 day “cooling-off” period after the establishment of the trading plan or an amendment to the trading plan.

d.Any purchase or sale must occur pursuant to the trading plan. LKQ will not be responsible for your compliance with the terms of any trading plan.

e.You must enter into any trading plan in good faith and not as part of a plan or scheme to evade provisions of the federal securities laws prohibiting trading in securities on the basis of material, non-public information, and you must act at all times in good faith with respect to the trading plan from and after the establishment of the trading plan.

f.You may not have more than one active trading plan at any one time, except as permitted under Rule 10b5-1. You also may not have more than one “single-trade plan” within any 12-month period. A “single-trade plan” is a trading plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

Except as otherwise noted herein, this Section 4 does not change the prohibited transactions set forth in Section 3 of this Policy.

5.    Violations.
Any person who violates the federal securities laws and regulations has committed a crime and may be subject to imprisonment and significant criminal fines and may also be personally liable in civil lawsuits for up to three times the profit gained or the harm caused by illegal trading by the violator or by other persons trading on material, non-public information provided by or through the violator. The SEC and courts have great power to impose penalties for violations of the insider trading provisions of the federal securities laws. The SEC and governmental prosecutors vigorously enforce these insider trading laws against both institutions and individuals. LKQ will cooperate with any state or federal law enforcement agency with jurisdiction to bring to justice persons who trade on or transmit material, non-public information.
In addition to federal securities laws, profiting from, or unauthorized disclosure of, material, non-public information could also violate (1) state securities laws, (2) state right to financial privacy statutes, (3) federal and state laws relating to theft and conversion, and (4) confidentiality agreements between LKQ and companies with which LKQ does business.
You should note that, as a matter of law and of LKQ policy, LKQ will not indemnify you if you are convicted of a criminal violation of insider trading laws. Furthermore, failure to comply with any provision of this Policy may subject you to disciplinary action, up to and including discharge.

Ultimately, it is your sole responsibility to adhere to this Policy and avoid unlawful transactions.
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The Insider Trading Compliance Officers are available to assist you in determining whether information or knowledge about a company constitutes “material, non-public information.” If you have any questions concerning the propriety of a proposed transaction, or any questions about this Policy generally, please contact an Insider Trading Compliance Officer.
Please note that LKQ will continue to review, and may amend, this Policy.

Important Terms and Definitions
LKQ Corporation
Policy on Insider Trading

Trading plans must specify the amount, price, and date of the transaction, defined as follows:

•“Amount” means either a specified number of shares or other securities or a specified dollar value of securities;
•“Price” means the market price on a particular date, a limit price, or a particular dollar price; and
•“Date” means: (1) in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter as is practicable under ordinary principles of best execution), or (2) in the case of a limit order, the day(s) of the year on which the limit order is in force.

Terms of Transactions. The trading plan must either specify precisely how determinations as to amounts, prices, dates, and frequency of transactions are to be made (e.g., by a designated formula or algorithm), or delegate discretionary trading authority to a named party who neither is subject to your influence nor is privy to material non-public information about LKQ.

Duration of Plan. The trading plan must include an expiration date that is at least six months but not more than 60 months from the effective date of the plan, unless the intention is to continue the trading plan for an indefinite period under specified guidelines until there either are no more securities available (in the case of sales) or no more funds available (in the case of purchases).

Automatic Cancellation. The trading plan must include a provision that all trading of LKQ securities subject to the trading plan will automatically be suspended or cancelled upon the announcement of a pending or proposed merger, acquisition, joint venture, tender offer, exchange offer, or significant sale of assets involving LKQ, or the occurrence of an event that would cause the transaction either to violate the law, or to have an adverse effect on LKQ, as determined by LKQ in its sole discretion.

Restrictions on Parties Effecting Transactions. Unless the trading plan specifically delegates discretionary trading authority to a named party, the trading plan must indicate that any person executing trading plan transactions may not deviate from the instructions provided in the trading plan. In addition, the trading plan must state that no transaction under the trading plan may be effected by a person who is aware of material, non-public information at the scheduled time of the transaction. Where the trading plan delegates discretionary trading authority to another party, the trading plan must indicate that such party must make all trading decisions independently, without any influence from the person who created the trading plan.

Notification and Reporting Compliance. The trading plan must contain provisions instructing the parties effecting transactions under the trading plan to provide timely notification of such transactions to you for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 under the Securities Act of 1933 and Section 16 of the Securities Exchange Act of 1934. You should also note that a properly-structured trading plan provides a defense only with respect to Rule 10b5; the reporting and liability provisions of Section 16, as well as the restrictions described in Section 3.a. of this Policy, would continue to apply to all transactions, including those made under a trading plan.

Amendment, Suspension or Termination of a Trading Plan. Amendments, suspensions and terminations of trading plans will be viewed in hindsight and could call into question whether a trading plan was entered into or operated in good faith. As a result, amendments, suspensions and terminations of established trading plans require preapproval in accordance with this Policy. As part of the preapproval, LKQ may inquire into the change in circumstances that has occurred since the inception of the trading plan that is giving rise to the requested amendment, suspension or termination. Scheduled sales or purchases of LKQ securities pursuant to the trading plan will not be halted during the pendency of an amendment, suspension or termination request. LKQ has the right at any time to require additional and/or different requirements in connection with the amendment, suspension or termination of a trading plan.
In any event, any amendment, suspension, or termination of an established trading plan is subject to the following additional conditions:
•An individual may not amend, suspend, or terminate an established trading plan during a blackout period that is applicable to the individual. All amendments, suspensions and terminations of established trading plans must be preapproved.

•Individuals may not amend, suspend, or terminate an established trading plan if, at the time of the amendment, suspension or termination, the individual possesses material, non-public information concerning LKQ.

•Any amendment, suspension or termination must include a cooling off period between the commitment to such amendment, suspension or termination and its effectiveness. The length of the cooling off period must comply with Rule 10b5-1. Trading under the trading plan will continue pursuant to the original terms of the trading plan until the applicable cooling off period has elapsed, at which time the amended trading plan will become effective or the plan will be suspended or terminated (as applicable).

•No suspension of an established trading plan may exceed 60 calendar days.

•A minimum of 30 days must elapse between the termination of an established trading plan and the individual’s entry into a separate trading plan.

•Individuals will be limited to one amendment or suspension of any established trading plan during its term.
Nature of Program. The trading plan may take a wide variety of forms, including instructions to a broker, an option exercise and sale program, a blind trust, discretionary accounts with banks or brokers, limit orders, or any of several other forms. Regardless of which form is chosen, it must be specifically identified in the trading plan before it will be approved by LKQ.

Material, Non-public Information includes information that is not available to the public at large that could affect the market price of the security and that a reasonable investor would want to know in deciding whether to buy, sell, or retain the security. Common examples of information that will frequently be regarded as material to LKQ are: (1) matters involving significant new products or services and/or agreements or relationships; (2) matters relating to public offerings or other new financings; (3) gain or loss of a significant customer or vendor; (4) preliminary financial results that vary significantly from market expectations; (5) new internally developed financial projections; (6) a pending or proposed merger, acquisition, joint venture, tender offer, exchange offer, or significant sale of assets; (7) changes in dividend policies, the declaration of a stock split, or the offering of additional securities; (8) impending bankruptcy or financial liquidity problems; (9) changes in management; or

(10) significant litigation or notifications from regulatory authorities (for example, the SEC). Note that either positive or negative information may be material.
Trading Outside of an Established Trading Plan. Individuals with established trading plans may only purchase or sell LKQ securities outside of the plan in accordance with our Insider Trading Policy. In addition, individuals may not buy or sell LKQ securities in an effort to use a hedging strategy to offset plan trades while a plan is in effect. Any trading outside of an established Rule 10b5-1 Trading Plan may be subject to heightened scrutiny and, depending on the circumstances, it may be advisable not to engage in any trading outside the plan. Accordingly, LKQ may decline to preapprove any proposed trading outside of an established trading plan, regardless of whether the individual is in possession of material, non-public information or whether the proposed trading would occur outside of an applicable blackout period. This prohibition does not apply to transactions in which securities are issued directly by LKQ (e.g., upon exercise of options), which are not executed in the open market.
Public Announcements. LKQ may elect in its sole discretion to make a public announcement that any trading plan is being or has been established, amended, suspended or terminated. LKQ will consider in each case whether a public announcement would be in the best interest of LKQ. LKQ also may elect in its sole discretion to make public announcements or respond to inquiries from the media as transactions are completed under an established trading plan. In accordance with applicable regulations, LKQ will make required disclosures in its filings with the Securities and Exchange Commission regarding any trading plan that has been established or terminated by directors and officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).
Additional Trading Plan Provisions. None of the requirements, terms or conditions currently contemplated by this Policy are exhaustive or limiting on LKQ. LKQ has the right to require the inclusion of additional provisions in any trading plan, whether before or after it has been preapproved, or to delete or amend existing provisions of an established trading plan, whether to comply with changes in applicable law or otherwise.

LKQ Corporation Policy on Insider Trading Compliance Statement

TO:    Insider Trading Compliance Officers
RE:    LKQ Corporation Policy on Insider Trading

I have carefully reviewed the LKQ Corporation Policy on Insider Trading and understand all of its provisions. I certify that I will adhere to the Policy and its procedures from and after the date set forth below.

I realize that failure to observe and comply with all of the provisions contained in the Policy may subject me to disciplinary action, up to and including discharge.

Acknowledged by:

Signature:         Date:

Print Name:
[LKQ CORPORATION POLICY ON INSIDER TRADING COMPLIANCE STATEMENT]